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                                  EXHIBIT 99.5

                   FORM OF OPTION ASSUMPTION AGREEMENT-HIGAKI


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                            [SUPPLYBASE LETTERHEAD]

                                                                    EXHIBIT 99.5

Mr. Yuji Higaki,
_____________
_________________________


                                                              February 7th, 2000

Dear Yuji,

     SupplyBase, Inc. (the "Company") is pleased to offer and confirm your employment on the following terms and conditions:

     POSITION. You will serve in a full-time capacity as Software Engineer of the Company.

     COMPENSATION. You will be paid an annual salary of (___________________ ______________________________) payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. However, the Company will review your salary after six months of employment, at which time, based on your performance, may elect to adjust your compensation.

     OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 15,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the usual terms and conditions applicable to options granted under the Company's 1999 Stock Plan. The option will be immediately exercisable and the purchasable shares will be subject to repurchase by the Company at the exercise price. The Company's repurchase right will lapse and you will vest in 25% of the option shares after one year of service and the balance will vest in equal monthly installments over each of the next thirty-six months thereafter, as set forth in the applicable agreement.

     CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. As with all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto.

     PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations that may

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have been made to you superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and the Company.

         OUTSIDE ACTIVITIES. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity, without the written consent of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

         ENTIRE AGREEMENT. This letter and the exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written, between you and the Company.

         We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, you employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States. Your anticipated starting date will be February 21st, 2000. This offer, if not accepted, will expire at the close of business on February 11th, 2000.


We look forward to having you join us.


Very truly yours,

SupplyBase, Inc.



                                                     I Have Read And Accept This
                                                     Employment Offer.


By: /s/  Steve Goldner
   ---------------------
Steve Goldner
VP of Engineer
                                                     By: /s/ YUJI HIGAKI
                                                        ---------------------
                                                     Yuji Higaki
                                                     Dated: Feb 18, 2000